Exhibit 99.1

Pacific Energy Partners, L.P. Announces Second Quarter 2003 Financial
Results

    LONG BEACH, Calif.--(BUSINESS WIRE)--July 30, 2003--Pacific Energy Partners, L.P. (NYSE:PPX) announced net income for the three months ended June 30, 2003, of $5.6 million ($0.26 per limited partner unit) compared to $9.6 million in the corresponding period in 2002. The Partnership completed its initial public offering in July 2002; therefore there is no comparable per unit calculation for second quarter 2002. Net income for the three months ended June 30, 2003, reflects lower revenues, primarily due to lower West Coast pipeline volumes and gathering and blending margins, increased general and administrative expense as a result of our significant growth in 2002 and becoming a public company, and increased interest expense related to the fixed-rate debt in our post-IPO capital structure compared to floating-rate debt in the prior year quarter. These factors were partially offset by lower operating and transition costs.
    For the six months ended June 30, 2003, net income was $11.8 million ($0.55 per limited partner unit) compared with $18.8 million in the corresponding period in 2002. This decrease was primarily attributable to lower West Coast pipeline volumes, increased depreciation related to our March 1, 2002, acquisition of Rocky Mountain assets, increased general and administrative expense as described above and increased interest expense associated with our post-IPO capital structure. These decreases were partially offset by increased revenue, primarily due to a full six months of operations for the Western Corridor system and Salt Lake City Core system assets acquired on March 1, 2002, and lower West Coast operating expenses and Rocky Mountain transition costs.
    The Partnership announced a quarterly cash distribution on July 18, 2003, of $0.4625 per unit for the second quarter of 2003. The distribution will be paid on August 14, 2003, to record holders as of July 31, 2003. Distributable cash flow for the second quarter of 2003 was $10.3 million, or $0.49 per limited partner unit.
    As previously announced, on July 10, 2003, the California Public Utilities Commission approved the acquisition of the black oil storage and pipeline distribution assets of Edison Pipeline and Terminal Company ("EPTC") by Pacific Terminals LLC, a wholly owned subsidiary of Pacific Energy Partners, L.P. "We are pleased to be adding these strategic assets to our West Coast operations and are working to close this acquisition quickly," said Irvin Toole, Jr., President and CEO. "We expect this acquisition to be accretive to both net income and distributable cash flow per unit. After we close this acquisition, we will provide further guidance on 2003 net income and cash distributions."
    Mr. Toole added, "During the second quarter of 2003, the Partnership began a feasibility study for developing a deep-water bulk liquid petroleum import facility at the Port of Los Angeles. We recently signed a non-binding memorandum of intent with a base-load customer for the import facility and have submitted an Application for Development Projects with the Port. During the second half of the year we will confirm the economic feasibility of the project and pursue a program of public and regulatory involvement."

    OPERATING RESULTS BY SEGMENT

    WEST COAST OPERATIONS

    Operating income for our West Coast operations was $9.3 million for the three months ended June 30, 2003, compared to $10.5 million for the corresponding period in 2002. Second quarter 2003 pipeline volumes of 156,500 barrels per day were down 10% from 173,500 barrels per day in the second quarter of 2002. Offshore California ("OCS") volumes transported to Los Angeles were lower than in the prior year period primarily due to maintenance downtime at an on-shore processing facility as well as the normal production decline. In addition, refinery maintenance in Los Angeles and increased light crude runs at Bakersfield refineries reduced volumes shipped via our pipelines to Los Angeles. We also experienced lower margins on our gathering and blending operations in the 2003 quarter. Total operating costs for West Coast operations were $11.1 million for second quarter 2003, 10% less than the $12.4 million recorded in the 2002 quarter.
    For the six month period ended June 30, 2003, West Coast operating income was $20.0 million compared to $19.9 million for the corresponding period in 2002. Volumes of 157,900 barrels per day for the first six months of 2003 were 8% less than in the corresponding period in 2002. Refinery maintenance in Los Angeles and increased mid-barrel crude oil ("MBCO") demand in San Francisco reduced MBCO deliveries to Los Angeles. OCS volumes were lower due to the reasons described above. Lower operating costs essentially offset the reduced revenue.

    ROCKY MOUNTAIN OPERATIONS

    Operating income for the three months ended June 30, 2003, for Rocky Mountain operations was $3.3 million compared to $2.7 million in the corresponding period in 2002. Salt Lake City refineries experienced significant down time and reduced demand in the 2003 period, resulting in lower pipeline volumes. For second quarter 2003, total expenses were $7.4 million compared to $8.2 million in the second quarter of 2002, primarily as a result of the elimination of transition costs incurred following the March 1, 2002 acquisition. For the six months ended June 30, 2003, operating income was $6.6 million compared to $5.1 million in the corresponding period in 2002. The 2002 period includes only four months of results for the Western Corridor and Salt Lake City Core systems acquired March 1, 2002.

    CAPITAL EXPENDITURES

    Capital expenditures for the Partnership were $1.2 million for the six months ended June 30, 2003, of which $0.7 million was for sustaining, or maintenance projects. We expect maintenance capital expenditures during 2003 to total approximately $2.5 million. Capital expenditure guidance for Pacific Terminals will also be provided following the closing of the EPTC acquisition.

    Pacific Energy Partners, L.P., a Delaware limited partnership headquartered in Long Beach, California, owns and operates crude oil midstream assets located in California and the Rocky Mountain region with over 3,000 miles of pipelines and 4.6 million barrels of storage capacity. The Partnership is engaged in gathering, blending, transporting, storing, marketing and distributing crude oil. The Partnership generates revenues primarily by charging tariff rates for transporting crude oil through its pipelines.
    We will host a conference call at 4:30 p.m. EDT on Thursday, July 31, 2003, to discuss the results of the second quarter of 2003. Please join us at www.PacificEnergyPartners.com for the live broadcast. The call, with questions and answers, will continue to be available on our web site following the live discussion.

    This news release includes "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included or incorporated herein may constitute forward-looking statements. Words such as "anticipates," "expects," "estimates," "forecasts," "projects" and similar expressions, identify these forward-looking statements. Although the Partnership believes that the expectations reflected in the forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect the Partnership's operations, financial performance and other factors discussed in its filings with the Securities and Exchange Commission ("SEC"). Among the factors that could cause results to differ materially are those risks discussed in the Partnership's SEC filings including our Annual Report on Form 10-K for the year ended December 31, 2002 filed with the SEC.



                     PACIFIC ENERGY PARTNERS, L.P.
               Successor to Pacific Energy (Predecessor)

              CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                       AND OPERATING HIGHLIGHTS

                              (Unaudited)
                            (In thousands)

                                    For the Three      For the Six
                                    Months Ended       Months Ended
                                  June 30, June 30,  June 30, June 30,
                                    2003     2002      2003    2002
                                   -------  -------  -------  -------
Operating revenues:
 Pipeline transportation revenue   $25,644  $27,740  $50,935  $48,809
 Crude oil sales, net of purchases   5,093    5,846   10,752   11,372
   Net revenues                     30,737   33,586   61,687   60,181

Expenses:
 Operating                          14,344   15,069   26,992   26,275
 Transition costs                       --    1,144      397    1,976
 General and administrative expenses 3,002    1,543    6,984    2,885
 Depreciation and amortization       4,205    4,317    8,386    7,404
   Total expenses                   21,551   22,073   42,759   38,540

Share of net income of Frontier        386      227      727      495

Operating income                     9,572   11,740   19,655   22,136

Net interest expense                (4,056)  (2,274)  (8,046)  (3,606)
Other income                           110      166      145      283
Net income                          $5,626   $9,632  $11,754  $18,813

Calculation of unitholders' interest
 in net income for the three and six months
  ended June 30, 2003:
Net income                          $5,626           $11,754
 Less: General Partner's interest     (112)             (235)
 Unitholders' interest
  in net income                     $5,514           $11,519
Basic net income per unit(1)         $0.26             $0.55
Diluted net income per unit(1)       $0.26             $0.55

Calculation of Distributable Cash Flow(2)
 for the three and six months
  ended June 30, 2003:
Net income                          $5,626           $11,754
 Plus: depreciation and
  amortization                       4,205             8,386
 Plus: amortization of debt
  issue costs                          287               557
 Plus: non-cash employee
  compensation under
   long-term incentive plan            810             1,843
 Less: maintenance capital
  expenditures                        (368)             (692)
Distributable Cash Flow             10,560            21,848
 Less: General Partner's interest     (211)             (437)
 Unitholders' interest in
  Distributable Cash Flow          $10,349           $21,411
Distributable Cash Flow
 per Unit(2)                         $0.49             $1.02

(1) Based on 20,930,000 weighted average units outstanding which include 1,865,000 common and 10,465,000 subordinated units held by the General Partner.

(2) Distributable Cash Flow provides additional information for evaluating our ability to make the minimum quarterly distribution and is presented solely as a supplemental measure. You should not consider Distributable Cash Flow as an alternative to net income, income before taxes, cash flow from operations, or any other measure of financial performance presented in accordance with accounting principles generally accepted in the United States. Our Distributable Cash Flow may not be comparable to similarly titled measures of other entities. Additional information regarding distributable cash flow is included in our current report on Form 8-K filed on May 1, 2003.


                     PACIFIC ENERGY PARTNERS, L.P.
               Successor to Pacific Energy (Predecessor)

              CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                  AND OPERATING HIGHLIGHTS BY SEGMENT

                              (Unaudited)
                            (In thousands)


                                    For the Three      For the Six
                                    Months Ended       Months Ended
                                  June 30, June 30,  June 30, June 30,
                                    2003     2002      2003    2002
                                  -------  -------   -------  -------
West Coast Operations:
 Pipeline transportation revenue  $15,323  $17,058   $31,215  $33,038
 Crude oil sales, net of
  purchases                         5,093    5,846    10,752   11,372
 Net revenue                       20,416   22,904    41,967   44,410
Segment expenses:
 Operating expense                  8,260    9,512    16,266   18,919
 Transition costs                      --       50        --      116
 Depreciation and amortization      2,859    2,794     5,681    5,493
  Total expenses                   11,119   12,356    21,947   24,528
West Coast operating income        $9,297  $10,548   $20,020  $19,882

Rocky Mountain Operations:
 Pipeline transportation revenue  $10,321  $10,682   $19,720  $15,771
Segment expenses:
 Operating expense                  6,084    5,557    10,726    7,356
 Transition costs                      --    1,094       397    1,860
 Depreciation and amortization      1,346    1,523     2,705    1,911
  Total expenses                    7,430    8,174    13,828   11,127
  Share of net income of Frontier     386      227       727      495
Rocky Mountain operating income    $3,277   $2,735    $6,619   $5,139

Total segment operating income    $12,574  $13,283   $26,639  $25,021
General expenses and other
 income/(expense):(1)
  General and administrative
   expense                         (3,002)  (1,543)   (6,984)  (2,885)
  Net interest expense             (4,056)  (2,274)   (8,046)  (3,606)
  Other income                        110      166       145      283
Net income                         $5,626   $9,632   $11,754  $18,813

Operating Data (barrels per day, in thousands)
West Coast Operations:
 Line 2000 and Line 63
  pipeline volume                   156.5    173.5     157.9    171.1
Rocky Mountain Operations:
 Salt Lake City Core
  system volume(2)                   64.7     71.9      64.7     71.3
 Western Corridor system volume(2)   17.6     13.4      15.6     15.4
 AREPI pipeline volume               41.4     47.3      38.5     44.6
 Frontier pipeline volume            41.0     45.5      38.2     44.7

(1) General and administrative expenses, net interest expense and other income are not allocated among the West Coast and Rocky
    Mountain operations.

(2) Volumes for 2002 represent four months from the acquisition date of March 1, 2002.


                     PACIFIC ENERGY PARTNERS, L.P.
               Successor to Pacific Energy (Predecessor)

                 CONDENSED CONSOLIDATED BALANCE SHEETS

                              (Unaudited)
                            (In thousands)

                                                 June 30,     Dec. 31,
                                                    2003         2002
                                                 -------      -------
Assets
Current assets                                   $72,729      $66,071
Property and equipment, net                      397,920      404,842
Investment in Frontier Pipeline Company            8,383        9,175
Other assets                                       6,570        6,950
               Total assets                     $485,602     $487,038

Liabilities and Partners' Capital
Current liabilities                              $46,747      $41,643
Long-term debt                                   225,000      225,000
Other long term liabilities                        9,733        5,200
Accumulated other comprehensive loss             (12,363)      (7,375)
Partners' capital                                216,485      222,570
             Total liabilities and
              partners' capital                 $485,602     $487,038


            CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                              (Unaudited)
                            (In thousands)

                                    For the Three      For the Six
                                    Months Ended       Months Ended
                                  June 30, June 30,  June 30, June 30,
                                    2003     2002      2003    2002
                                  -------  -------   -------  -------
Cash flows from operating activities:
 Net income                        $5,626   $9,632   $11,754  $18,813
 Depreciation, amortization, non-
  cash employee compensation
   under long-term incentive
    plan and share of net income of
     Frontier                       4,915    4,090    10,059    6,909
 Working capital adjustments        2,739   (1,680)   (2,639) (10,166)
   Net cash provided by operating
    activities                     13,280   12,042    19,174   15,556

Cash flows from investing activities:
 Acquisition of pipeline assets        --      799        --  (95,256)
 Additions to property and
  equipment                          (631)  (1,852)   (1,191)  (2,416)
 Disposal of property and
  equipment                            --       --        47       --
   Net cash used in investing
    activities                       (631)  (1,053)   (1,144) (97,672)

Cash flows from financing activities:
 Net proceeds from note payable
  to bank                              --       --        --   87,000
 Capital contributions of members      --       26        --    8,770
 Distributions to partners and
  members                          (9,877)      --   (19,755)  (6,000)
 Due from related party                --       --        --     (122)
   Net cash provided by (used in)
    financing activities           (9,877)      26   (19,755)  89,648

Net increase (decrease) in cash
 and cash equivalents               2,772   11,015    (1,725)   7,532
Cash and cash equivalents,
 beginning of period               19,376    6,028    23,873    9,511

Cash and cash equivalents,
 end of period                    $22,148  $17,043   $22,148  $17,043

    CONTACT: Pacific Energy Partners, L.P.
             Thomas L. Lambert, 562-728-2871
             Fax: 562-728-2881